Exhibit 10.60

EMPLOYMENT AGREEMENT

This amended and restated employment agreement (“Agreement”) is entered into effective as of June 23, 2014 (“Amendment Effective Date”) by and between Kirk A. Benson (the “Executive”) and Headwaters Incorporated, a Delaware corporation (the “Company”).  This Agreement supersedes the terms of the employment agreement between the Executive and the Company dated April 1, 2010, as amended (the “Prior Agreement”).

1.                                      Duties and Scope of Employment.

(a)                                 Position.  For the term of his employment under this Agreement, the Company agrees to employ the Executive in the position of Chairman of the Board and Chief Executive Officer, and Executive agrees to accept such employment.  The Executive shall report to the Company’s Board of Directors (the “Board”).

(b)                                 Obligations of the Executive.  During his employment, the Executive shall devote his full business efforts and time to the Company, consistent with the position of Chairman and Chief Executive Officer and with duties assigned by the Board.  During his employment, without the prior written approval of the Board, the Executive shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of another entity or as a shareholder owning more than five percent of the stock of any other corporation; provided that the Executive may devote a reasonable amount of time to charitable, educational, civic, political, personal investment and family business activities so long as such activities do not materially conflict with the performance of his duties under this Agreement.  The Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during his employment.

(c)                                  No Conflicting Obligations.  The Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with or in conflict with his obligations under this Agreement.

(d)                                 Term of Employment.  Subject to the provisions of Section 6(c) below, the Executive’s employment under this Agreement shall commence on the Effective Date and continue until March 31, 2017 (the “Retirement Date”), unless it is terminated earlier either by the Executive or the Company (the “Term”).

2.                                      Cash, Incentive and Supplemental Retirement Compensation.

(a)                                 Base Salary.  The Company shall continue to pay the Executive as compensation for his services a minimum annual base salary at the rate of $700,000 per year in accordance with standard Company payroll procedures, subject to normal payroll deductions and deductions authorized by the Executive.  Such base salary shall be subject to annual review by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

(b)                                 Short Term Incentive Bonuses.  The Executive shall be eligible to be considered for annual incentive bonuses.  Such bonuses shall be awarded based on objective or subjective criteria established in advance by the Board or Compensation Committee, in its sole discretion.  Any and all awards will be approved by the Compensation Committee.

(c)                                  Long Term Incentive Compensation.  The Executive shall be eligible to participate in long term cash and equity incentive plans (the “LTIP Plans”) for corporate executives of the Company adopted by the Board.  The Executive’s participation in long term incentive plans shall be in accordance with the terms and conditions of such plans; provided, however, that if Executive continues in employment through the Retirement Date, all outstanding unpaid awards under the LTIP Plans for which the first year’s performance period has been completed as of the Retirement Date shall remain eligible to vest and be paid on the otherwise applicable dates, notwithstanding the Executive’s termination of employment on or after the Retirement Date, but only to the extent otherwise earned under the applicable performance criteria regardless of any provisions in the LTIP Plans or awards to the contrary.

(d)                                 Financial, Tax, and Estate Planning.  During the Term of the Executive’s employment, the Company will reimburse the Executive for fees and expenses related to personal financial planning, tax planning and estate planning, an amount not to exceed $10,000.00 for each twelve (12) month period.  The Executive shall present invoices for such planning services stated above to the Chairman of the Compensation Committee for approval within thirty (30) days of receipt of invoices for such services.  Reimbursement will occur through normal Company procedures, and no later than 2-1/2 months after the end of the calendar year (or if later, the Company’s tax year) in which the expense is incurred.

(e)                                  Supplemental Retirement Compensation.  During the Term of the Agreement, the Company shall credit an annual supplemental retirement contribution on behalf of the Executive to an unfunded bookkeeping account (“Retirement Account”), in an amount equal to the sum of (i) 42.5% of his then current base salary and (ii) for each fiscal year or partial fiscal year following the Amendment Effective Date, 30% of his then current base salary (the “Additional Retirement Amount”).  Each contribution shall be made on each March 31 during the Term including the payment on March 31, 2017.

(1)                                 The Retirement Account shall be credited with a 7% annual interest rate, compounded annually, or if elected by the Executive, shall instead be credited with income or debited with loss based on the hypothetical investment of the account in accordance with the Executive’s investment elections, which shall be made in accordance with such procedures (including default investment elections) as shall be determined by the Compensation Committee from time to time.  Unless otherwise provided by the Compensation Committee, the Executive may elect from among the investment funds offered from time to time under the Company’s 401(k) plan.  The amounts allocated to the Retirement Account (the “Retirement Benefit”) shall be paid to the Executive in a single lump sum on the first regular payroll date (but no later than thirty days) following the Executive’s termination of employment (for any reason), subject to the provisions of Section 8 below applicable to deferred compensation subject to Section 409A of the Internal Revenue Code, as amended (the “Code”).  In the event of the Executive’s death, any remaining Retirement Account balance shall be paid in a single lump sum, within thirty (30) days thereafter, to his designated beneficiary, or if no written beneficiary designation of a surviving beneficiary has been received by the Compensation Committee prior to his death, to his estate.  The Executive shall be entitled to receive only the amounts credited to the Retirement Account as of the date of termination of employment and, in the case of any Additional Retirement Amount, pursuant to Section 5(b)(6).

(2)                                 The Retirement Benefit shall be in addition to any other employee or executive retirement benefits or contributions to which the Executive may be entitled under any other plan maintained by the Company.  The Executive’s right to receive the Retirement Benefit is nontransferable, and the Executive shall not assign, transfer, or otherwise encumber any benefits payable hereunder except for a properly executed written beneficiary designation.  Any attempt to transfer or assign such benefits shall be null and void, and shall terminate the Company’s obligations hereunder.  Except as set forth below in Section 2(e)(3) of this Agreement, the Company shall have no obligation to set aside cash or assets to fund the Retirement Benefit.  Neither the Executive nor his beneficiary shall have any rights against the Company with respect to any portion of the Retirement Account except as a general unsecured creditor.  Neither the Executive nor his beneficiary shall have any interest in the Retirement Account until the Executive or his beneficiary actually receives payment thereof.  Any assets, whether cash or investments, which the Company may set aside to meet its deferred obligation under this Section 2(e) shall at all times remain the property of the Company, and neither the Executive nor his beneficiary shall under any circumstances acquire any property interest in any specific assets of the Company.  Subject to the terms and conditions of this Agreement, the Compensation Committee has discretionary authority to interpret and administer the terms of the Retirement Benefit, and all determinations, interpretations, rules and decisions of the Compensation Committee and any person to whom the Compensation Committee delegates duties or responsibilities shall be conclusive and binding upon all persons having or claiming to have any interest or right with respect to the Retirement Benefit, including the Executive.  Unless otherwise provided by the Compensation Committee, the claims procedures applicable under the Company’s 401(k) plan shall apply to any benefit claim or appeal with respect to the Retirement Benefit.

(3)                                 Upon a Change in Control (as defined below), the Company shall establish a grantor (“rabbi”) trust for the full amount then credited to the Retirement Account.  The assets of such trust shall be used exclusively and irrevocably to provide the Retirement Benefit to the Executive pursuant to the provisions of this Section 2(e) (subject, however, to the claims of the general creditors of the Company); provided, however, that the establishment of such a trust will not render this Agreement other than “unfunded” as that term is used in Sections 201(2), 301(a)(3), 401(a)(1), and 4021(a)(6) of the federal Employee Retirement Income Security Act (ERISA).  Upon the establishment of such trust, and within sixty (60) days following each March 31st thereafter, the Company shall deposit in the trust an amount of cash or marketable securities (other than securities issued by the Company or any of its current or future affiliates) sufficient so that the total amount so deposited in the trust is equal in value to the lump sum payment that would be payable to the Executive if on the date such trust is established, and on the last day of each of the Company’s fiscal years thereafter, the Executive’s employment had terminated.  For purposes of this Agreement, a “Change in Control” shall mean a Change in Control as defined in the Executive Change in Control Agreement between the Executive and the Company effective as of September 30, 2006 (the “Change in Control Agreement”).

(f)                                   Stock Options, SARs and Other Equity Grants.  Upon (i) the Executive’s retirement on or after the Retirement Date, (ii) the termination of the Executive’s employment during the Term of this Agreement by the Company without Cause (as defined below), by the Executive for Good Reason (as defined below), or by reason of the Executive’s death or disability, or (iii) a Change in Control,  the Executive’s stock options and stock appreciation rights which have been granted on or after the execution of this Agreement shall remain exercisable for a period of five (5) years following the termination of the Executive’s employment or until the expiration date stated in the Executive’s grant notice for such equity awards, whichever period is shorter, notwithstanding the provisions of the applicable equity award agreements; provided that the exercise period shall in no event expire prior to three (3) months following the termination of the Extended Term (as defined below) or, if earlier, the final expiration date stated in the Executive’s grant notice for such equity awards.  All stock options, SARs and other equity grants during the Term shall continue to vest during the Extended Term.

(g)                                  SAR Cancellation and Replacement Consideration.  In connection with the Stipulation of Settlement in Edwards v. Benson et al, U.S. Dist. Ct. for the Dist. of Utah, Case No.: 2:13-CV-00330-EJF, the parties acknowledge and agree without admission of liability that the grant on November 5, 2011 of 290,041 stock appreciation right units to Executive under the 2010 Incentive Compensation Plan is void.  As consideration for the cancellation of the Executive’s rights under the voided stock appreciation right units, the Company, by and through its Compensation Committee, has determined to pay the Executive as follows.  The Company shall pay the Executive on or about 30 June 2014 in consideration of past and future undercompensated services (as a result of the cancellation of previously approved incentive compensation) in an amount equal to the product of (i) the difference between the closing market price of the Company’s stock on the business day immediately preceding the Amendment Effective Date less $1.85, multiplied times (ii) 290,041, subject to applicable withholding.

(h)                                 Vacation and Employee Benefits.  During his employment, the Executive shall be eligible for paid vacations in accordance with the Company’s vacation or paid time off policy, as it may be amended from time to time.  The Executive shall be eligible to participate in the employee benefit plans maintained by the Company from time to time, including life, medical, disability, and dental insurance plans and 401(k) plan, subject to the applicable terms and conditions of the plan in question, and subject to the determinations of any person or committee administering such plan.  During the Term, the Executive shall also be entitled to any other perquisites that the Company makes available to its executive officers, including under the Company’s vehicle policy.

3.                                      Business Expenses.  During his employment, the Executive shall be entitled to reimbursement by the Company for such customary, ordinary and necessary business expenses as are incurred by him in the performance of his duties and activities associated with promoting or maintaining the business of the Company, including the completion of his PhD in general business management from Claremont Graduate University.  All expenses as described in this Section 4 shall be reimbursed only upon presentation by the Executive of such documentation as may be reasonably necessary to substantiate that all such expenses were incurred in the performance of his duties in accordance with the Company’s policies.

4.                                      Employment at Will.  The Executive’s employment with the Company shall be “at will,” meaning that either the Executive or the Company shall be entitled to terminate the Executive’s employment and this Agreement at any time for any reason, with or without cause.  Termination by the Company or by the Executive shall be made in writing.

5.                                      Termination of Employment.

(a)                                 Termination for any Reason.  In the event that the Executive’s employment with the Company is terminated for any reason (including Cause, as defined below), then the Executive (or his estate, if applicable) shall be entitled to payment of accrued but unpaid salary, vacation pay and allowable expenses through the date of the termination of his employment.  In addition, the Company will pay the Executive any amounts and provide any benefits to which the Executive is entitled under any Company benefit plan as of his termination of employment in accordance with the provisions of such plan.

(b)                                 Termination Without Cause or for Good Reason.  In the event that the Executive’s employment is terminated by the Company without Cause or is terminated by the Executive for Good Reason during the Term of this Agreement, other than in connection with a Change in Control pursuant to which the Executive would be eligible for severance benefits under the Change in Control Agreement (in which event the Executive will not receive severance benefits under this Section 5(b)), then, provided that the Executive executes and delivers within forty-five (45) days of termination (or such shorter period as the Company may require) an effective release in a form to be provided by the Company with terms substantially as set forth in the attached Exhibit 2 (the “Release”), and subject to Section 7(d) of this Agreement and the Executive’s compliance with the provisions of Sections 8 and 10 of this Agreement:

(1)                                 Cash Severance.  The Executive shall be entitled to payment of an aggregate amount in cash equal to the product of two (2) multiplied by the sum of (i) the Executive’s annual base salary at the rate in effect as of his termination of employment, plus (ii) the Executive’s target annual incentive bonus for the fiscal year in which the termination of employment occurs, which amount shall be payable in twenty-four (24) equal monthly installments, commencing sixty (60) days following the Executive’s termination of employment.

(2)                                 Bonus.  The Executive shall be entitled to payment of a prorated portion of the annual incentive bonus otherwise earned under the terms of the applicable award for the fiscal year in which the termination of employment occurs, payable when such awards would otherwise be paid.

(3)                                 COBRA.  If the Executive so elects and pays to continue health insurance under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then starting the next calendar month after the employment termination date, the Executive will be reimbursed on a monthly basis in an amount equal to the monthly amount the Company was paying as the company-portion of premium contributions for health coverage for the Executive and the Executive’s eligible dependents immediately before the Executive’s termination of employment, until the earlier of: (i) the end of the twelve-month period following the Executive’s termination of employment or (ii) the date the Executive or the Executive’s eligible dependent loses eligibility for COBRA continuation coverage.  Any increase in the premium contribution and/or in the number of covered dependents by the Executive during this time will be at the Executive’s own expense.  The period of such Company-reimbursed COBRA continuation coverage shall be considered part of the Executive’s (and the Executive’s eligible dependents’) COBRA coverage entitlement period.  The Executive will be solely responsible for timely electing such continuation coverage for the Executive and the Executive’s eligible dependents.

(4)                                 Life Insurance.  The Executive shall continue to be covered at the Company’s expense in the Company’s life and accident insurance plans for twelve (12) months following the employment termination date subject to the terms of such plans as then in effect.

(5)                                 Equity Compensation.  Unless otherwise set forth in the Executive’s equity award agreement and agreed to by the Executive, all Company equity awards shall become fully vested and exercisable.

(6)                                 Any amount attributable to any Additional Retirement Amount through the Retirement Date that would have been paid had Executive’s employment not terminated pursuant to this Section 5(b).

For the avoidance of doubt, the severance benefits described in this Section 5(b) are not payable in the event that the Executive’s employment is terminated on or after the Retirement Date.

(c)                                  Extended Term.  On or after the Retirement Date, the Executive’s employment as an officer of the Company will terminate, but the Executive will continue in employment as a non-executive employee and provide advice and assistance concerning matters that are within the scope of the Executive’s knowledge and expertise upon the request of the Company for the three (3) year period following the expiration of the Term (the “Extended Term”).  The Executive shall be required to provide such services for a period of time equal to the lesser of (i) approximately twenty percent (20%) of the level of service he had performed as an employee, or (ii) such period of time as may be necessary to ensure that the Executive will be treated as having incurred a “separation from service” pursuant to Section 409A of the Code upon the expiration of the Term.  As sole consideration for the services during the Extended Term, the Executive shall receive annual compensation equal to $300,000, payable in accordance with the Company’s normal payroll practices and procedures.  The provisions of Sections 2(a) through (e) of the Agreement regarding compensation and benefits during the Term shall not apply during the Extended Term, and Executive shall not be entitled to the severance benefits described in Section 5(b) of the Agreement upon any termination of employment during the Extended Term provided that Executive shall be entitled to receive in one lump sum amount any Additional Retirement Amount described in Section 5(b)(6).  The Executive’s employment shall be treated as having terminated on the expiration of the Term for purposes of the Change in Control Agreement (other than by reason of an Involuntary Termination without Cause or Voluntary Termination For Good Reason, as such terms are defined therein), notwithstanding his continued employment during the Extended Term.  In addition, the Retirement Benefit payable upon termination of employment pursuant to Section 2(e)(1) will remain payable upon the expiration of the Term, notwithstanding the Executive’s continued employment during the Extended Term, provided the Executive has incurred a “separation from service” within the meaning of Section 409A of the Code at such time.  The Company may terminate the Executive’s employment during the Extended Term only for Cause, as defined herein, or as the result of the Executive’s death.

6.                                      Definitions.

(a)                                 Definition of “Cause”.  For all purposes under this Agreement, “Cause” shall mean:

(1)                                 engaging in willful misconduct against the Company that is materially injurious to the Company; provided that any action undertaken with a reasonable and good faith belief that it is in the best interests of the Company shall not constitute willful misconduct for purposes of this clause (1);

(2)                                 engaging in any activity that is a conflict of interest or competitive with the Company;

(3)                                 engaging in any act of fraud or dishonesty that is materially injurious to the Company or any of its affiliated companies or any material breach of federal or state securities or commodities laws or regulations;

(4)                                 engaging in an act of assault or other acts of violence in the workplace;

(5)                                 repeated harassment of any individual in the workplace based on age, gender, or other protected status or class or violation of any policy of the Company regarding harassment that is materially injurious to the Company or any of its affiliated companies; or

(6)                                 conviction, guilty plea or plea of nolo contendere for any felony crime;

provided, however, that upon the Board or the General Counsel of the Company obtaining knowledge of any of the foregoing conditions, the Company must provide written notice to the Executive of the existence of any of the foregoing conditions (1) through (6) within sixty (60) days of the knowledge of the existence of the condition, and if the Executive has the ability and in fact cures the condition and harm caused thereby within thirty (30) days following the written notice, Cause shall be deemed not to exist.

(b)                                 Definition of “Good Reason”.  For all purposes under this Agreement, “Good Reason” shall mean any one of the following without the Executive’s consent:

(1)                                 a demotion or any action by the Company which results in material diminution of the Executive’s position (including removal from his position as the Company’s Chief Executive Officer or Chairman of the Board, provided that the Executive’s cessation of service as Chairman of the Board as a result of legislative or regulatory requirements or as a result of mutual agreement between the Company and the Executive that such cessation of service is in the best interests of the Company shall not constitute Good Reason for purposes of this Agreement), reporting relationship, authority, duties or responsibilities (other than changes permitted by this Agreement or any insubstantial action not taken in bad faith);

(2)                                 a requirement that the Executive report to work more than 50 miles from the Company’s existing headquarters (not including normal business travel required of the Executive’s position);

(3)                                 a material reduction in the Executive’s base salary or benefits (unless such reduction in base salary or benefits applies generally to executives of the Company); or

(4)                                 a material breach by the Company of its obligations hereunder;

provided, however, that the Executive must provide written notice to the Board of Directors of the Company of the existence of any of the foregoing conditions (1) through (4) within sixty (60) days of the initial existence of the condition, and if the Company cures the condition within thirty (30) days following the written notice, or if the Executive fails to terminate employment within six (6) months following the initial existence of the condition constituting Good Reason, Good Reason shall be deemed not to exist.

(c)                                  Definition of “Restricted Period”.  For all purposes under this Agreement, “Restricted Period” means the period of twenty-four (24) months following termination of the Executive’s employment or service with the Company.

7.                                      Code Section 409A Compliance.

(a)                                 To the fullest extent applicable, amounts and other benefits payable under this Agreement, and amounts and benefits payable under any other agreements or plans referenced in this Agreement, are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A.  In this regard, each payment under Section 6(b) of this Agreement shall be deemed a separate payment for purposes of Code Section 409A.  To the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits.  This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent, and any ambiguity as to its compliance with Section 409A will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.

(b)                                 Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Executive is a “specified employee” as determined by the Compensation Committee on the date of “separation from service” (as such terms are defined for purposes of Code Section 409A), and the Company reasonably determines that any amount or other benefit payable under this

Agreement on account of such separation from service constitutes nonqualified deferred compensation that will subject the Executive to “additional tax” under Section 409A(a)(1)(B) of the Code (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or the provision of such benefit if paid or provided at the time specified in the Agreement, then the payment or provision thereof shall be postponed to the first business day of the seventh month following the date of termination or, if earlier, the date of the Executive’s death (the “Delayed Payment Date”).  The Executive and the Company may agree to take other actions to avoid the imposition of a 409A Tax at such time and in such manner as permitted under Section 409A.  In the event that this Section 7 requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  In addition, the provisions of this Agreement which require the commencement of payments subject to Section 409A upon a termination of employment shall be interpreted to require that the Executive have a “separation from service” with the Company as defined for purposes of Code Section 409A.

(c)                                  To the extent the Company is required pursuant to this Agreement to reimburse fees or expenses incurred by the Executive, and such reimbursement is taxable as compensation to the Executive, the Company shall reimburse any such eligible fees or expenses no later than 2-1/2 months after the end of the calendar year in which the fees or expenses were incurred (or if later, 2-1/2 months after the end of the Company’s taxable year in which the fees or expenses were incurred), subject to any earlier required deadline for payment otherwise applicable under this Agreement.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(d)                                 The provisions of this Section 7 shall also apply to all payments and benefits that may be provided under the Change in Control Agreement, notwithstanding any provision to the contrary contained therein, if required in order to comply with Section 409A.  In addition to the provisions set forth in subsections (a) through (c) above: (i) the cash severance payable under the Change in Control Agreement shall be paid at the same time and in the same form provided under this Agreement for severance payable under Section 5(b) (that is, in installments over twenty-four (24) months rather than a lump sum) unless the Executive’s separation from service occurs within twelve (12) months following the effective date of the closing of the Change in Control and the Change in Control qualifies as a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5); (ii) if the Executive’s separation from service does occur within twelve (12) months following the effective date of the closing of the Change in Control and the Change in Control qualifies as a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5), then the cash severance payable to the Executive under Section 1(b)(1) of the Change in Control Agreement shall be paid on the sixtieth (60th) day following his separation from service (subject to Section 7(b)) provided the Executive has fulfilled the conditions for payment of the cash severance under the Change in Control Agreement (including that the Release of Claims as defined therein shall have become effective) on or before such date (and shall not be paid otherwise); and (iii) any reimbursement of taxes required to be made by the Company under the Change in Control Agreement shall be made by the end of the calendar year next following the calendar year in which the Executive remits the related taxes.  If the payment of cash severance has commenced pursuant to Section 5(b)(1) of this Agreement before the occurrence of a Change in Control that results in the Executive’s eligibility for severance benefits under the Change in Control Agreement, then the payment of cash severance shall be governed by the Change in Control Agreement rather than Section 5(b)(1) of this Agreement, and any adjustment to reflect an underpayment or overpayment of the amount that otherwise would have been due before the Change in Control pursuant to the Change in Control Agreement shall be applied to the first installment due after the Change in Control Agreement, proceeding in chronological order thereafter as necessary.

8.                                      Employment and Post-Termination Covenants.  By accepting the terms of this Agreement, and as a condition for the termination payments and benefits described in Section 5, the Executive hereby agrees to the following covenants in addition to any obligations the Executive may have by law and makes the following representations:

(a)                                 Confidentiality.  The Executive acknowledges that, in connection with his employment by the Company, the Executive will have access to trade secrets of the Company and its affiliated companies and other information and materials which the Company desires to keep confidential, including customer lists, supplier lists, financial statements, business records and data, marketing and business plans, and information and materials relating to the Company’s services, products, methods of operation, key personnel, proprietary software and other proprietary intellectual property and information disclosed to the Company by third parties to which the Company owes a duty of nondisclosure (collectively, the “Confidential Information”); provided, however, that Confidential Information does not include information which (i) is or becomes publicly known other than as a result of the Executive’s actions in violation of this Agreement; (ii) is or becomes available to the Executive from a source (other than the Company or its affiliated companies) that the Executive reasonably believes is not prohibited from disclosing such information to the Executive by a contractual or fiduciary obligation to the Company, (iii) has been made available by the Company or its affiliated companies, directly or indirectly, to a non-affiliated third party without obligation of confidentiality; (iv) the Executive is obligated to produce as a result of a court order or pursuant to governmental action or proceeding, provided that the Executive gives the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting such Confidential Information from public disclosure; or (v) business knowledge the Executive has acquired unrelated to any specific proprietary information relating to the Company.  The Executive further acknowledges that the Company’s Confidential Information has economic value by virtue of the fact that it is not generally known by Competitors (as defined below) or in the industry at large.  The Executive therefore covenants and agrees that, both during and after the term of his employment with the Company, he will keep secret all Confidential Information and will not disclose, reveal, divulge or otherwise make known any Confidential Information to any person (other than the Company or its employees or agents in the course of performing his duties hereunder) or use any Confidential Information for his own account or for the benefit of any other individual or entity, except with the prior written consent of the Company.

(b)                                 Ownership of Intellectual Property.  The Executive agrees that all inventions, copyrightable material, software, formulas, trademarks, trade secrets and the like which are developed or conceived by the Executive in the course of his employment by the Company or on the Company’s time or property (collectively, the “Intellectual Property”) shall be disclosed promptly to the Company and the Company shall own all right, title and interest in and to the Intellectual Property.  The parties expressly agree that any and all of the Intellectual Property developed by the Executive shall be considered works made-for-hire for the Company pursuant to the United States Copyright Act of 1976, as amended from time to time.  In order to ensure that the Company shall own all right, title and interest in and to the Intellectual Property in the event that any of the Intellectual Property is not deemed a work made-for-hire (as defined in the Copyright Act of 1976) and in any other event, the Executive hereby sells and assigns all right, title and interest in and to all such Intellectual Property to the Company, and the Executive covenants and agrees to affix to the Intellectual Property appropriate legends and copyright notices indicating the Company’s ownership of all Intellectual Property and all underlying documentation to the extent reasonably appropriate, and shall execute such instruments of transfer, assignment, conveyance or confirmation as the Company reasonably considers necessary to transfer, confirm, vest, perfect, maintain or defend the Company’s right, title and interest in and to the Intellectual Property throughout the world.  The Executive’s obligation under this Section 9(b) to assign to the Company inventions created or conceived by him shall not apply to an invention that he developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information, provided that those inventions (i) do not or did not relate directly, at the time of conception or reduction to practice of the invention, to the Company’s business as conducted at such time or actual or demonstrably anticipated research or development of the Company; and (ii) do not or did not result from any work performed by him for the Company.

(c)                                  Non-Solicitation.  The Executive agrees that during the Restricted Period, he shall not solicit the services or employment or engage the services or employ anyone who is then (or who was within the six months prior thereto) an employee of the Company or its affiliated companies.

(d)                                 Non-Competition.  The Executive acknowledges and agrees that, by virtue of his position with the Company, and the sensitive nature of the Confidential Information, business strategies and plans to which he has been and will be privy during the course of his employment, his work for a Competitor of the Company after leaving the Company’s employ would pose a material threat to the Company’s competitive position.  Moreover, the Executive acknowledges and agrees that it would be impossible for him to segregate his knowledge of the Company’s Confidential Information from his memory, such that he could guarantee that he would not be making use of, whether intentionally or unintentionally, directly or indirectly, such knowledge in the course of his work for a Competitor.  Given this understanding, the Executive agrees that there must be a period of time following the termination of his employment or service with the Company during which he must not work for a Competitor, in order to ensure the protection of the Company’s Confidential Information.  The Executive agrees that the Restricted Period is reasonable and necessary to accomplish this protection, and accordingly, during the Restricted

Period, the Executive agrees not to compete directly or indirectly by becoming a principal, partner, shareholder, equity holder, limited liability company member, agent, officer, other employee, advisor, consultant, member of a board of directors, or by becoming interested in any other capacity, with any business that competes anywhere in the United States with any activity of the Company or its affiliates conducted at any time during the two years prior to termination, or conducted during the six months period following the termination, as a result of plans initiated prior to such termination, including acquisitions (collectively, “Competitors”).

(e)                                  Authorization to Work for the Company.  The Executive represents that he is legally authorized to work in the United States and that his employment with the Company shall not constitute a violation of any contractual or other legal obligation he may have to another entity or employer.

(f)                                   Return of Company Property.  Upon the termination of the Executive’s employment or service with the Company, or as earlier requested by the Company, the Executive agrees to return to the Company all Company documents (and all copies thereof) and other Company property in the Executive’s possession or control, including, but not limited to, Company files, correspondence, memos, notebooks, notes, drawings, records, business plans and forecasts, financial information, specifications, computer recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (collectively, the “Company Property”).  The Executive agrees to conduct a good faith and diligent search of the Executive’s belongings in advance of the aforementioned deadline to ensure the Executive’s compliance with the provisions of this Section 8.

(g)                                  Consequences of Breach.  The Executive agrees that the restrictions specified in this Section 8 are reasonable and necessary to protect the Confidential Information and goodwill of the Company and its affiliated companies and are intended to operate for the entire period specified and within the geographical area specified above.  The Executive further agrees that abiding by the restrictions specified in this Section 8 will not materially impinge in his ability to make a living and to support himself and his family.  The Executive further acknowledges and agrees that the Executive will not object to the Company or its affiliated companies, or any of their respective successors in interest, defending the enforceability of this Section 8.  The parties to this Agreement agree that (i) if the Executive breaches the provisions set forth in this Section 8, the damage to the Company may be substantial, although difficult to ascertain, and money damages will not afford the Company an adequate remedy, (ii) if the Executive is in breach of any provision of this Section 8 or threatens a breach of any provision of this Section 8, the Company shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this Section 8.  The Executive further acknowledges that he is voluntarily and knowingly agreeing to the post-termination restrictions described in this Section 8 in consideration of the termination payments and benefits described in Section 5, and that the Company shall have no obligation to provide such termination payments or benefits if the Executive breaches any provision of this Section 8.

9.                                      Binding on Successors.  This Agreement may be assigned by the Company to a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company and shall be binding upon the Company and any entity which is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, or an affiliate of any such entity, and becomes the Executive’s employer by reason of (or as the direct result of) any direct or indirect sale or other disposition of the Company or substantially all of the assets of the business currently carried on by the Company, without regard to whether or not such person actively adopts this Agreement.

10.                               Arbitration.  The parties agree that any future disputes between the Executive and the Company under this Agreement including but not limited to disputes relating to the Release shall be resolved by binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy as provided below, except as provided in Section 10(g) below.

(a)                                 The complainant shall provide the other party a written statement of the claim.  Such statement shall identify any supporting witnesses or documents and the relief requested.

(b)                                 The respondent shall furnish a statement of the relief, if any, that it is willing to provide, and identifying supporting witnesses or documents.  If the matter is not resolved, the parties agree to submit their dispute to a non-binding mediation paid for by the Company; provided, however, that if the amount in dispute is $50,000 or less, this step may be waived at the election of either party.

(c)                                  If the matter is not resolved, the parties agree that the dispute shall be resolved by binding arbitration pursuant to the commercial arbitration rules of the International Institute for Conflict Prevention and Resolution (“CPR”), including any provisions thereof pertaining to discovery.  If the parties are not able to agree upon the selection of an arbitrator, an arbitrator shall be selected according to the applicable procedures established by the CPR.

(d)                                 The arbitrator shall have the authority to determine whether the conduct complained of in Section 10(a) violates the complainant’s rights under this Agreement and, if so, to grant any relief authorized by law; subject to the provisions of Section 10(g) below.  The arbitrator shall not have the authority to modify, change or refuse to enforce any lawful term of this Agreement and the Release.

(e)                                  The Company shall pay for the arbitrator’s fees, while each party shall pay its own attorneys’ fees.

(f)                                   Arbitration shall be the exclusive final remedy for any dispute between the parties under this Agreement and disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the parties agree that no dispute shall be submitted to arbitration where the complainant has not complied with the preliminary steps provided for in Sections 10(a) and (b) above.

(g)                                  The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement and the Release, so long as the arbitrator’s findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; provided, however, that either party may bring an action in a court of competent jurisdiction, regarding or related to matters involving the Company’s confidential, proprietary or trade secret information, or regarding or related to inventions that the Executive may claim to have developed prior to or after joining the Company, seeking preliminary injunctive relief in court to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

(h)                                 The arbitration shall be held at a location within Salt Lake City, Utah, unless the parties mutually agree to a different location for the arbitration.

(i)                                     If the Executive wishes to contest or dispute a termination for Cause by the Company, or any failure to make payments claimed to be due hereunder, the Executive must give written notice of such dispute within ninety (90) calendar days of receiving a notice of termination.  The Executive may, at either the Executive’s or the Company’s option, be suspended from all duties during the pendency of such a contest or dispute.  If the Executive prevails in any such contest or dispute, the Company or its successor or assign shall thereupon be liable for the full amounts due under Section 5 as of the date of termination after adjustments for amounts already paid.

11.                               Indemnification.  The Company has entered into an indemnification agreement with the Executive, which agreement is incorporated by reference.

12.                               Withholding Taxes.  All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

13.                               Choice of Law and Severability; Jurisdiction and Venue.  This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Utah irrespective of any conflicts of law analysis.  If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.  If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law.  All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.  Subject to the mandatory arbitration provided in Section 9 above, jurisdiction and venue in any action to enforce any arbitration award or to enjoin any action that violates the terms of this Agreement shall be in the state and federal courts serving the locality of Salt Lake City, Utah.

14.                               Miscellaneous.

(a)                                 This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Executive and the Company with regard to the terms and conditions of the Executive’s employment with the Company and the Executive’s anticipated termination of employment and supersedes all prior agreements with respect thereto, including without limitation the Prior Agreement; provided, however, that the Change in Control Agreement shall remain in effect and shall not be superseded by this Agreement except as expressly provided herein.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations and any other written or oral statements concerning the Executive’s rights to any compensation, equity, or benefits from the Company, its predecessors or successors in interest.

(b)                                 This Agreement may not be modified or amended except in a writing signed by both the Executive and an authorized member of the Board (other than the Executive).  This Agreement shall bind the heirs, personal representatives, successors and assigns of both the Executive and the Company, and inure to the benefit of both the Executive and the Company, their heirs, successors and assigns.  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. Headings and subheadings in this Agreement are solely for convenience and do not constitute terms of this Agreement.

(c)                                  This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement.  Facsimile or photocopied signatures shall be deemed as effective as original signatures.

(d)                                 Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary with a copy to Chairman of the Compensation Committee.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized Chairman of the Compensation Committee, as of this 23rd day of June 2014.

EXECUTIVE

/s/ Kirk A. Benson
Kirk A. Benson

HEADWATERS INCORPORATED

By:	/s/ Malyn K. Malquist
Malyn K. Malquist
Title:	Chairman, Compensation Committee

EXHIBIT 2

GENERAL RELEASE LANGUAGE

Executive agrees, for himself, his spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on his behalf (the “Executive’s Parties”), to irrevocably and unconditionally release, acquit and forever discharge the Company, its parent, affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company and said plans’ fiduciaries, agents and trustees (the “Company’s Parties”), from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Executive’s Parties have, have had, or may in the future claim to have against the Company’s Parties by reason of, arising out of, related to, or resulting from Executive’s employment with the Company or the termination thereof.  This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits.  This specifically includes, without limitation, any claim which the Executive has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended.  It is understood and agreed that the waiver of benefits and claims contained in this section does not include a waiver of (i) any indemnification rights the Executive has pursuant to the Company bylaws, agreements, or Board of Director resolutions in effect on the date of this Release and any fiduciary insurance plans in effect on the date of this release or thereafter, (ii) any payments in connection with this Agreement or the Change in Control Agreement, or (iii) the right to payment of any vested, nonforfeitable benefits to which the Executive or a beneficiary of the Executive may be entitled under the terms and provisions of any employee benefit plan of the company which have accrued as of the separation date and does not include a waiver of the right to benefits and payment of consideration to which Executive may be entitled under this Agreement or any of the agreements contemplated hereby (including the indemnification agreement and the stock option agreements).  Executive acknowledges that he is only entitled to the severance benefits and compensation set forth in this Agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.

The Company agrees to irrevocably and unconditionally release, acquit and forever discharge Executive from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Company has, has had, or may in the future claim to have against the Executive, liability for which the Company would otherwise be obligated to indemnify the Executive under Delaware law, the Certificate of Incorporation of the Company, the bylaws of the Company, or the Executive’s indemnification agreement with the Company by reason of, arising out of, related to, or resulting from Executive’s employment with the Company or the termination thereof (the “Company’s Release”), provided that (i) Executive shall have acted in good faith and in a manner that Executive reasonably believed to be in or not opposed to the best interest of the Company, and shall not have engaged in willful misconduct or breach of an agreement with the Company; and (ii) the Company’s Release shall not extend to any acts or omissions of the Executive for which the Company would be prohibited from indemnifying the Executive under Delaware Law, the provisions of the Certificate of Incorporation, or the Bylaws of the Company then in effect or which would excuse, negate, or invalidate the obligations of the insurer under any director and officer liability policy procured by the Company and covering the Executive.